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                                                                     Exhibit 3.8



                            CERTIFICATE OF AMENDMENT
                                       OF
                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                        ARCH COMMUNICATIONS GROUP, INC.

     Arch Communications Group, Inc. (the "Corporation"), organized and existing under and by virtue of the General Law of the State of Delaware, does hereby certify as follows:

     The Board of Directors of the Corporation duly adopted, pursuant to Rule 242 of the General Corporation Law of Delaware, a resolution setting forth an amendment to the Restated Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The stockholders of the Corporation duly approved said proposed amendment in accordance with section 242 of the General Corporation Law of the State of Delaware at a duly convened meeting of stockholders. The resolution setting forth the amendment is as follows:

RESOLVED: That Article FOURTH of the Restated certificate of Incorporation of the Corporation, as previously amended, be and it hereby is further amended by deleting paragraph (a) of said Article FOURTH and inserting in lieu thereof the following:

               "(a) The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is 170,000,000, consisting of (i) 150,000,000 shares of Common Stock, $.01 par value per share ("Common Stock"), (ii) 10,000,000 shares of Class B Common Stock, $.01 par value per share ("Class B Common Stock"), and (iii) 10,000,000 shares of preferred stock, $.01 par value per share ("Preferred Stock"), of which 300,000 shares have been designated as Series B Junior Participating Preferred Stock, $.01 par value per share, 250,000 shares have been designated as Series C Convertible Preferred Stock, $.01 par value per share, and 9,450,000 shares remain available for future designation and issuance in accordance with the General Corporation Law of the State of Delaware."

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Vice President this 3rd day of April, 2000.



                                                ARCH COMMUNICATIONS GROUP, INC.

                                                By: /s/ Patricia A. Gray
                                                    ---------------------------
                                                    Patricia A. Gray
                                                    Vice President